Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 2, 2005, except as to notes 2 and 20(b), which are as of September 20, 2005, with respect to the consolidated statements of financial position of Terasen Inc. as of December 31, 2004 and 2003, and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2004, through incorporation by reference herein from the Current Report on Form 8-K/A of Kinder Morgan, Inc. filed on December 6, 2005. Our report refers to a change in the classification and accounting treatment of capital securities.

We also consent to the use of our report dated February 2, 2005, except as to note (a), which is as of September 20, 2005, with respect to the related supplemental information of Terasen Inc. entitled “Reconciliation With United States Generally Accepted Accounting Principles and Conversion to United States Dollars” as of December 31, 2004 and 2003 and for the years then ended, through incorporation by reference herein from the Current Report on Form 8-K/A of Kinder Morgan, Inc. filed on December 6, 2005. Our report refers to a change in the classification and accounting treatment of capital securities.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

KPMG LLP

Chartered Accountants

Vancouver, Canada

December 19, 2005